EXHIBIT 23.2

                        CONSENT OF PARENTE RANDOLPH, P.C.
                          CERTIFIED PUBLIC ACCOUNTANTS


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                       [Parente Randolph, P.C. Letterhead]




     We hereby consent to the inclusion in the Registration Statement on Form S-4 of Fidelity D & D Bancorp, Inc., filed with the U.S. Securities and Exchange Commission in connection with the registration of 1,903,900 shares of common stock, without par value, of our report dated January 31, 2000, on The Fidelity Deposit & Discount Bank's financials statements as of December 31, 1999 and 1998, and for each of the years in the 3-year period ending December 31, 1999. We also consent to the reference to our firm under the caption "Proposal No. 4:
Ratification of Independent Auditors" in the related Proxy Statement/Prospectus.




                                              PARENTE RANDOLPH, P.C.


                                              /s/ Parente Randolph, P.C.


Wilkes-Barre, Pennsylvania
March 16, 2000